SENTRY LIFE INSURANCE COMPANY
                             1800 North Point Drive
                             Stevens Point, WI 54481
                             Telephone (715)346-6000




May 14, 2001




Securities and Exchange Commission
Division of Investment Management
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC   20549


         Re:      Sentry Variable Life Account I
                  Registration Statement on Form S-6
                  File No. 333-59680
                  Accession Number 0000771440-01-500003


Dear Sir/Madam:

Sentry Life Insurance Company, on behalf of its separate account, Sentry Variable Life Account I, hereby respectfully requests withdrawal of the above-referenced Registration Statement on Form S-6 pursuant to Rule 477 of the Securities Act of 1933.

This Registration Statement was filed on April 27, 2001, and was inadvertently filed using an incorrect form type. This Registration Statement has been refiled using the correct form type, 485BPOS.


                                Very truly yours,

                                s/ Sue Brock

                                Sue Brock
                                Legal/Corporate Specialist